Exhibit F-1





                                        May 2, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


          Re: Alliant Energy Corporation ("Alliant Energy"), et al. - Statement on Form U-1, as amended - File No. 70-9617
               ----------------------------------------------------------

Dear Ladies and Gentlemen:

          I have read the Statement on Form U-1, as amended, in the above-referenced proceeding (the "Application") and am furnishing this opinion with respect to the proposed transaction described therein, which relates to the purchase by Alliant Energy Resources, Inc. ("Resources"), directly or through a subsidiary, of up to 5 million shares of the Series G Senior Preferred Stock ("Preferred Stock") of Capstone Turbine Corporation ("Capstone"), a California corporation. I have also read the order of the Commission, dated March 16, 2000, approving said transaction. On March 16, 2000, in accordance with the terms and conditions of the order, Resources purchased 2.5 million shares of Preferred Stock for an aggregate consideration of $10 million.

          I am of the opinion that proposed transaction has been consummated in accordance with the Application and your order. Further, I am of the opinion that:

          (a) all state laws applicable to the proposed transaction have been complied with;

          (b)       Capstone is (i) validly organized and duly existing, and
                    (ii) the Preferred Stock was validly issued, fully paid, and nonassessable, and Resources is entitled to all of the rights and privileges of a holder of Preferred Stock as set forth in Capstone's amended and restated articles of incorporation;

          (c)       Resources legally acquired the Preferred Stock; and

          (d) the consummation of the proposed transaction did not violate the legal rights of the holders of any securities issued by Alliant Energy or any associate company thereof.


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          I am an attorney licensed to practice in the State of Wisconsin and have acted as counsel to Alliant Energy and Resources in connection with the proposed transaction. I express no opinion with respect to the laws of any other State or jurisdiction.



                                        Very truly yours,


                                        /s/ Barbara J. Swan


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